EXHIBIT 99.1

                             U. S. GOLD CORPORATION

                           N E W S   R E L E A S E

                    2201 Kipling Street, Suite 100
                          Lakewood, Colorado 80215-1545
                       (303) 238-1438 FAX: (303) 238-1724

                        POSITIVE STUDY ON TONKIN SPRINGS

Denver, CO. - January 14, 2005 - U.S. Gold Corporation (OTC BB: USGL; Berlin
Exchange: US 8) reported today that BacTech Mining Corporation (BacTech)(TSX-V:
BM) released positive results of their internal study for the Tonkin Springs gold project in north central Nevada. BacTech is the manager of Tonkin Springs with 55% interest and U.S. Gold owns 45%. The study was undertaken to identify a production strategy at Tonkin Springs which would maximize the use of the existing infrastructure and resources, and also address the metallurgical issues identified by BacTech this past August.

Metallurgical testing, including diagnostic leaching to establish bioleach parameters, has shown that gold recoveries of 86% to 95% can be achieved using a coarse grind of 300 microns from the TSP-1 deposit which contains refractory gold-bearing sulphides amenable to bioleaching. The TSP-1 deposit was previously defined in the Micon International Limited ("Micon") feasibility study completed in early 2004. The metallurgical testing was conducted on drill core composites derived from the recent BacTech drilling program in TSP-1. A production scenario has been proposed to include contract mining of 1,500 tons per day from the TSP-1 open pit to utilize the existing mine and plant infrastructure and produce approximately 30,000 ounces per year, assuming 85% gold recovery. During the initial production, the oxide material from the Rooster deposit, again as defined in the Micon feasibility study, would be mined at a rate of 2,000 tons per day and placed on an established heap leach pad. The oxide heap leach is estimated to produce approximately 17,000 ounces of gold per year, assuming 65% gold recovery. Once the oxides have been mined, the refractory sulphides from the Rooster pit can be scheduled for milling at 1,500 tons per day. The mine plan calls for eight years of production.

The re-start of operations will require capital expenditures to upgrade the milling, bioleaching, cyanidation and gold refinery circuits that were initially built by U.S. Gold in the late 1980's. In addition, capital is required to upgrade the tailings facility to current standards, upgrade the existing heap leach pad, as well as improve the mine infrastructure. The current capital cost estimate is USD$9.7 million, which includes the remaining acquisition costs of USD$375,000, working capital of USD$1 million and a contingency of USD$1.3 million. This represents a 69.2% reduction from the USD$31.4 million in pre-production capital costs estimated in the Micon feasibility study. The internal study projects a project NPV, undiscounted, of greater than USD$20 million, and a project IRR of more than 30%. This compares to the previous estimates of project NPV USD$18 million and an IRR of 28%. The internal study is subject to independent verification.

The O-15 pit, also defined in the Micon feasibility study to contain 2,262,000 tons grading 0.09 ounces of gold per ton (203,000 ounces), has not been included in the internal study due to lack of mine planning detail and metallurgical information. Initial diagnostic leaching tests showed 84% to 88% gold recovery

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at a coarse grind of 300 microns, and 87% to 90% at a finer grind of 100 microns. The O-15 pit is overlain by a limestone cap that could be mined to neutralize the TSP-1 acidic leach liquors produced in the bioleaching process. Following stripping of the limestone, the refractory sulphide resource in O-15 could be included in future production estimates, subject to additional drilling, metallurgical testing and engineering, with additional capital required to increase the grinding circuit capacity.

For permitting purposes, BacTech plans to withdraw the current plan of operations and submit a revised plan incorporating the new production proposal to modify the existing operating permit, previously established for a 1,500 ton per day open pit and bioleach operation, to allow for an accelerated return to production at Tonkin Springs.

The internal study was prepared under the supervision of Brad Marchant, Chairman of BacTech, and David Salari, P.Eng., of DENM Engineering. BacTech has retained Mr. Salari to oversee the implementation of the proposed production plan. Mr. Salari has recently completed a 4,000 ton per day heap leach operation, including permitting, for another company in Nevada. Mr. Salari is a "qualified person" within the meaning of National Instrument 43-101 of the Canadian Securities Administrators.

The Tonkin Springs project encompasses approximately 36 square miles on the Battle Mountain-Cortez gold trend. This important Nevada gold trend hosts multi-million ounce gold deposits, and recent discoveries by Placer Dome to the north of Tonkin Springs at Cortez Hills is subjecting the trend to intense industry exploration efforts, including areas adjacent to Tonkin Springs.

THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A "SAFE HARBOR" FOR CERTAIN FORWARD-LOOKING STATEMENTS. OPERATING, EXPLORATION AND FINANCIAL DATA, AND OTHER STATEMENTS IN THIS PRESS RELEASE ARE BASED ON INFORMATION THAT THE COMPANY BELIEVES REASONABLE, BUT INVOLVE SIGNIFICANT UNCERTAINTIES AS TO FUTURE GOLD PRICES, COSTS, ORE GRADES, MINING AND PROCESSING CONDITIONS, AND REGULATORY AND PERMITTING MATTERS. ACTUAL RESULTS AND TIMETABLES COULD VERY SIGNIFICANTLY.